EXHIBIT 10.2















                               UNIONBANCORP, INC.



                           INCENTIVE COMPENSATION PLAN















October 2000

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                               UNIONBANCORP, INC.

                           INCENTIVE COMPENSATION PLAN

PURPOSE
The Incentive Compensation Plan (ICP) is intended to sustain management's focus on the corporation's requirement for strategic long range planning and to encourage attainment of the annual profitability goals. The ICP supports a number of objectives which are important to the continued success of the corporation. These are...

         o To attract, develop, retain and reward well qualified management and executive staff.

         o To provide long term and short term incentive compensation for key employees which reflect two primary considerations.

              >> Competitive market pay levels for jobs of comparable scope and responsibility
              >> Internal equity relative to job responsibility, performance and contribution

         o To motivate key managers and executives through a combination of appropriate job challenges, career advancement opportunities and financial incentives for performance above expectations.

The primary purpose of the ICP is to provide competitive long term and short term incentive opportunities directly related to the corporation's annual financial performance as measured by net income, increases in earnings per share, return on equity and/or return on assets. The financial performance goals will be established annually and approved by the Board of Directors.

ICP awards are designed to recognize individual performance and contribution toward the attainment of corporate goals and objectives.

DEFINITIONS
The terms used in the description of the ICP are defined as follows:

         Base Salary. The annualized regular cash compensation of an employee, excluding bonus awards, company contributions to employee benefit plans, or other compensation not designated as salary.

         Incentive Target. The percentage of an employee's Base Salary that will be paid as an incentive bonus if the specified corporate, subsidiary and individual goals are fully achieved.

         Financial Factor. An adjustment (percentage) applied to the Incentive Target to reflect the corporation's actual financial performance relative to the annual Plan Goal.

         Individual Factor. An adjustment (percentage) applied to the Incentive Target to reflect the employee's individual performance relative to a set of defined performance expectations.

         Net Income. The corporation's earnings after taxes and after securities transactions.

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         Key Employees. Employees who can influence the attainment of corporate goals and objectives.

         Short Term Incentives. Usually a cash reward to key employees for exceeding expected levels of annual performance.

         Long Term Incentives. Usually takes the form of stock options to motivate, retain and reward key employees for increases in long-term value of the organization, as measured by share price.

         Plan Goal. A specific amount of Net Income plus the estimated ICP payouts, but excluding any income classified as "extraordinary" by an independent audit.

         Plan Year. The corporation's fiscal year.

I.       EFFECTIVE DATE

         The Incentive Compensation Plan (the Plan) is effective as of January 1, 2001. Incentive Compensation Awards (Awards) may be paid for each plan year (January 1 to December 31), in accordance with the provisions of the Plan.


II.      PURPOSE AND OBJECTIVES

         The Incentive Compensation Plan is designed to attract, retain and motivate key employees. The plan seeks to support the management planning process and achievement of the subsidiary's operational and profitability goals. Within this overall purpose, there are three primary objectives:

         o To focus attention on the establishment and achievement of clearly defined goals which are linked to the subsidiary's business plan and success factors.

         o To provide opportunities to earn financial rewards based on improved subsidiary performance and individual contributions to that performance.

         o To ensure that total compensation opportunities are competitive and variable based upon actual performance compared to predetermined goals.


III.     PLAN ADMINISTRATION

         The Plan is administered by the CEO, the Compensation Committee and the Board of Directors (Board).

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     A.  Responsibilities of the CEO
         The CEO will provide recommendations to the Compensation Committee regarding Plan participants, subsidiary and individual performance objectives, subsidiary and individual achievements and awards. The CEO's responsibilities also include monitoring the effectiveness of the Plan, the payment process and providing recommendations to the Board regarding modifications to the Plan.

     B.  Responsibilities of the Compensation Committee
         The Compensation Committee will review and recommend to the Board, for approval, eligible participants.

IV.      ELIGIBILITY

         Key employees eligible to participate in the Plan are those who, in the opinion of the CEO, hold positions which have the capacity to significantly impact performance. Participants are recommended by the CEO to the Compensation Committee and approved by the Board.

         Suggested timeframes for the goal-setting and approval process:

               o    October 15:               CEO submits goals and recommended
                                              participants to the Compensation
                                              Committee.

               o    November 15:              The Compensation Committee reviews
                                              and submits to the Board, for
                                              approval, recommended Incentive
                                              Compensation Plan participants.

               o    December Board Meeting:   Board of Directors reviews and
                                              approves goals, targets and
                                              participants for the upcoming
                                              year.

         Eligibility is reviewed annually to assure continued appropriateness. Participants are notified by executive management of their participation in the Plan. Upon designation as a participant, each participant will be given a copy of the Plan. No employee will have the automatic right to be selected as a participant for any year or, having been selected as a participant for one year, be considered a participant for any other year.


V.       SHORT TERM INCENTIVES

         A.   Incentive Award Opportunity.

              Certain positions have a greater and more direct impact than others on the achievement of the Company's performance. Those differences are recognized by varying the incentive opportunity, expressed as a percentage of a participant's base salary (Incentive Target).

              Each participating position will be given an Incentive Target. These Targets will be based

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              upon competitive practices in the industry for positions of comparable responsibility and decision-making authority. Factors such as title, current salary, job level, scope of responsibility and impact on the corporation's financial performance and strategic long-range plan will be considered in establishing Incentive Targets.

              Positions may be added during the Plan Year, except that an employee may not participate in the ICP until completing six months of service in the participating position during the Plan Year. Incentive awards will be pro-rated, based on months served, for employees with less than 12 months of service in a participating position during the Plan Year.

         B.   Performance Measurement Factors

              The Financial Factor will equal 1.0 when actual earnings for the Plan Year are equal to the Plan Goal.

              Corporate Key Employees
                100% Corporate Goal     =       100% Financial Factor
              < 100% Corporate Goal     =         0% Financial Factor

              Subsidiary Key Employees
                100% (75%) Corporate Goal plus  100% (25%) Subsidiary Goal       =       100% Financial Factor
              < 100% (75%) Corporate Goal plus  100% (25%) Subsidiary Goal       =        25% Financial Factor
              < 100% (75%) Corporate Goal plus <100% (25%) Subsidiary Goal       =         0% Financial Factor

         C.   Short Term Award Determination

              The Incentive Target is combined with the Financial Factor to determine the actual incentive award that will be paid, according to the formula shown below.

             ------------------------------------------------------------------------------------------------------------

              Level     I    Corporate              Base     X      Incentive    X    Financial    =     Incentive
                                                    Salary          Target            Factor             Compensation
             ------------------------------------------------------------------------------------------------------------
              Level    II   Subsidiary Presidents   Base     X      Incentive    X    Financial    =     Incentive
                                                    Salary          Target            Factor             Compensation
             ------------------------------------------------------------------------------------------------------------

              The incentive award for the corporate staff will be determined solely on the basis of earnings performance using only the Corporate Financial Factor. Subsidiary Presidents incentive award will be determined using the Corporate Financial Factor plus Subsidiary Financial Factor.

              The CEO will be responsible for reviewing all performance ratings and award levels to ensure that they are consistent and that they accurately reflect the corporation's relative performance for the Plan Year.

              Unless otherwise directed by the Board, payments of Awards under the Plan shall be made as soon as possible after the Board has made a determination regarding the payment of

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              Awards, generally by February 15. Appropriate provisions shall be made for any taxes that the subsidiary determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether Federal, State, or Local. The payment of any Award shall be subject to such obligations, terms and conditions as the Board may specify in making the Award. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions and restrictions so imposed.

              Participants who terminate employment for any reason, other than death, disability or retirement prior to the end of the plan year will not be eligible for an Award. If a participant ceases employment after the plan year ends, but before the Board approves the Awards, the CEO will recommend to the Board whether the participant should receive an award.

              Participants who are hired, transferred or promoted into or out of an eligible position prior to July 1 during the plan year may be eligible to be considered for a prorated incentive award, based on the recommendation of the CEO and approval by the Board.

              Each payment of Short Term Awards must be budgeted and accrued for each plan year.

         D.   Subsidiary Incentive Compensation

              o Each subsidiary should create an incentive pool based on expected goal results.

              o The incentive pool must be budgeted, Board approved and accrued during the plan year.

              o At the end of the plan year, the subsidiary president should recommend, to his/her Board, approval to distribute incentive awards to subsidiary employees whom he/she judges to have been instrumental in achieving subsidiary objectives.

VI.      LONG TERM INCENTIVES

         A.   Long Term Award Determination

              The stock option plan key employee participants shall be divided into the three groups who are able to affect the long-term performance of the organization:

                  o   Corporate Chief Executive Officer
                  o Corporate President, Chief Operating Officer, Chief Financial Officer
                  o   Corporate Executive Vice Presidents, Subsidiary Presidents

              Each eligible participant would be given an opportunity to earn options based on 50% of base salary if defined benchmarks are achieved. Benchmarks weighted at:

                  o   Corporate


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                              >> Budgeted Earnings Per Share     -      12.5%
                              >> Budgeted Net Interest Margin    -      12.5%
                              >> Budgeted Efficiency Ratio       -      12.5%
                              >> Budgeted ROA                    -      12.5%

                  o   Personal Goal                              -      25.0%

                  o   Subjective Value                           -      25.0%

         Calculation
         Base Salary x 50% (option opportunity) divided by $11.50 value of stock at IPO X (% of benchmarks achieved) = number of stock options

                  o Fixing the price of the stock at $11.50 (value of stock at IPO) eliminates a key employee from being penalized, in terms of options granted, during times of market appreciation to the stock and being rewarded

VII.     AWARD LIMITATIONS

         The Board of Directors reserves the right to review the total amount of all incentive awards and to adjust such amounts to reflect the Board's evaluation of the subsidiary's performance for the plan year. These evaluations may take into account the impact of interest rate fluctuations, peer group comparisons, adjustments for loan losses and other similar factors.

VIII.    TERMINATION OR AMENDMENT

         The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by action of the Board. Until a determination of Award payment has been made by the Board, no participant has a vested right to an Award under the Plan.

         No amendment, suspension or termination of the Plan by the Board shall, without the consent of the participant, affect the rights of the participant to any Award previously determined by the Board which has not yet been paid to the participant.

IX.      MISCELLANEOUS PROVISIONS

         A. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the subsidiary to dismiss any employee or otherwise terminate the employment or take other action including, but not limited to, removing the employee from the incentive-eligible position, at any time, for any reason, with or without cause.

         B. No participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any Award under the Plan, voluntarily or involuntarily, and any attempt to do so dispose of any such interest will be void.

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         C.   This document is a complete statement of the Plan and as of the effective date, supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The subsidiary will not be bound by or liable to any employee for any representation, promise or inducement made by any persons which is not embodied in this document.

         D. The Board has the power and authority to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan will lie within the Board's absolute discretion and will be binding on all parties.

         E.   Payment of Awards are subject to review and approval by the Board.

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